SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): November 19, 1998

                           UNITED ROAD SERVICES, INC.
             (Exact name of Registrant as specified in its charter)

            Delaware                       000-24019             94-3278455
(State or Other Jurisdiction of           (Commission           (IRS Employer
         Incorporation)                  File Number)        Identification No.)

        8 Automation Lane, Albany, New York                      12205
        (Address of Principal Executive Offices)              (Zip Code)

        Registrant telephone number, including area code: (518) 446-0140


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Item 5.  Other Events

        On November 19, 1998, United Road Services, Inc. (the "Company") entered into a Purchase Agreement (the "Purchase Agreement") with Charter URS LLC ("Charterhouse"), providing for the issuance by the Company to Charterhouse of up to $75,000,000 aggregate principal amount of the Company's 8% Convertible Subordinated Debentures due 2008 (the "Debentures"). The Debentures will bear interest at a rate of 8% annually, payable in kind for the first five years following issuance, and thereafter either in kind or in cash, at the Company's discretion. The Debentures will be convertible into the Common Stock of the Company at an exercise price of $15.00 per share.

        The Debentures will be issued in two tranches. Subject to certain conditions precedent contained in the Purchase Agreement, the first tranche of $43,500,000 aggregate principal amount of Debentures (the "First Tranche") will be issued at a first closing which is expected to occur on or about December 8, 1998. The issuance of the second tranche of $31,500,000 aggregate principal amount of Debentures (the "Second Tranche") is subject to the approval of the stockholders of the Company and certain other conditions precedent contained in the Purchase Agreement.

        Concurrently with the issuance of the First Tranche, the number of directors constituting the Company's Board of Directors will be increased to ten, and two Charterhouse nominees will be appointed as directors. Upon the closing of the Second Tranche, an additional Charterhouse nominee will be appointed to the Company's Board.


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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 8th day of December, 1998.

UNITED ROAD SERVICES, INC.

By:       /s/ Donald J. Marr
        ---------------------
        Name:  Donald J. Marr
        Title:  Chief Financial Officer


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                                INDEX TO EXHIBITS

4.1           Form of Debenture

99.1 Purchase Agreement, dated as of November 20, 1998, by and between Charter URS LLC and United Road Services, Inc.

99.2 Registration Rights Agreement, dated as of November 19, 1998, among United Road Services, Inc. and Charter URS LLC

99.3 Investors Agreement, dated as of November 19, 1998, between United Road Services, Inc. and Charter URS LLC